Annual Report

Cover Page

Name of issuer:

PAYROLL4FREE.COM, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: OH

Date of organization: 5/23/2012

Physical address of issuer:

23297 Commerce Park
Beachwood OH 44122

Website of issuer:

http://www.payroll4free.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

6

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$115,945.00	$144,818.00
Cash & Cash Equivalents:	$114,854.00	$144,161.00
Accounts Receivable:	$1,091.00	$657.00
Short-term Debt:	$115,211.00	$144,806.00
Long-term Debt:	$1,739,925.00	$1,722,253.00
Revenues/Sales:	$95,990.00	$71,803.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($16,949.00)	($172,577.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

PAYROLL4FREE.COM, LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Michael J. Rosenberg	President	2012
Marta Mendizabal	Vice President	2012
Marta Mendizabal	Chief Operating Officer	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Carol Rosenberg	99 units	99.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Our ability to become profitable is dependent on generating advertising revenue sufficient to exceed costs of operation, and growing our client base to such numbers as to be attractive to advertisers and justify the level of fees required from the advertisers.

The cost of acquiring new clients may be higher than anticipated. Payroll4Free.com acquires new clients by web search; Google Adwords; radio advertising; trade publication advertising; referrals from clients, accountants, insurance agencies, and other third parties; and other promotional methods. Each acquisition method has different associated anticipated costs. If client acquisition costs are higher than anticipated, it will significantly affect profitability.

The rate and acceleration of client acquisition may be slower than anticipated. Payroll4Free.com receives some revenue from from its client base, and slower client growth than anticipated will mean slower revenue growth. Payroll4Free.com's business model relies largely on advertising for revenue. The larger the client base, the more attractive Payroll4Free.com is to advertisers. Slower client growth rate will significantly impact advertising revenue.

The rate of acquiring new advertisers may be slower than anticipated. Payroll4Free.com's revenue model is largely dependent on advertising revenue. Even if the client base grows rapidly, the concept of selling advertising to appear within a business application is new and untested.

The costs to acquire advertisers may be higher than anticipated. Payroll4Free.com anticipates certain costs of sales staff and marketing to sell to advertisers to use the Payroll4Free.com business application for advertising. If those costs of acquiring new advertisers is greater than anticipated, it will greatly affect profitability.

The advertising revenue per client may be lower than anticipated. Payroll4Free.com will receive fixed monthly amounts from some advertisers, and will participate in affiliate programs, in which fees are based on a percentage of sales of advertisers' products and services to clients. While Payroll4Free.com believes its fixed rates are competitive, and that the average of fees from affiliate programs will equal fixed fees, the concept of advertising on a business application is new and untested.

Advertisers may not achieve sufficient results to continue advertising long-term. Clearly, if advertisers don't experience sufficient business overall from Payroll4Free.com clients, they will not continue to pay for advertising, and Payroll4Free.com may not be able to sufficiently replace lost advertisers.

The company is not yet profitable, and investors could lose part or all of their investments. Even if the company achieves profitability, revenue may not grow fast enough for Revenue Sharing to be paid out so timely as to provide a desirable return on investment.

The company may require an additional fundraising round, depending on how much over the minimum goal is raised in this offering. If those additional funds are not raised, the company may not be able to continue operations.

Payroll4Free.com has a non-interest-bearing note payable to Galaxy Hosted Software LLC, a party related by common majority ownership. This loan balance was $1,739,925 as of December 31, 2017. Galaxy continues to loan money to Payroll4Free.com to support its operations. Though Repayment is not required until Payroll4Free.com becomes profitable, there is credit risk associate with it.

Payroll4Free.com relies on technologies provided by Galaxy Hosted Software LLC. There is risk on securing technologies if there are material changes in Galaxy Hosted Software LLC.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Units	100	100	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Wefunder Investors
Issue date	12/30/17
Amount	$113,471.00
Current with payments	Yes

5% of net revenues is used to pay back principle on the notes. Each note will be paid back based on its pro rata share of all notes issued in the offering. The company will make payments to the investors quarterly, starting January 19, 2019.

The company will continue payments until investors have received 2x their principle investment (the repayment amount).

The company may prepay principal plus the repayment amount at anytime.

Payroll4Free.com has a non-interest-bearing note payable to Galaxy Hosted Software LLC, a party related by common majority ownership. This loan balance was $1,739,925 as of December 31, 2017. Galaxy continues to loan money to Payroll4Free.com to support its operations. Repayment is not required until Payroll4Free.com becomes profitable. We plan to repay the loan through income earned by the Company.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
		No exempt offerings.		

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

There is a non interest bearing note payable to Galaxy Hosted Software, LLC, a party related by common majority ownership. This payable is $1,739,925 for the year ended December 31, 2017. We plan to pay off the loan through income earned by the Company.

Based on common ownership, Galaxy Hosted Software has provided a perpetual license to Payroll4Free.com for use of the technology developed by Galaxy at no charge.

Also, Payroll4Free.com subleases office space from Galaxy without a formal agreement, and pays rent to Galaxy based on a proportion of space it occupies ($377.88 monthly). Galaxy will continue to sublease sufficient space through the end of its current lease, which ends March 31, 2021.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Payroll4Free.com is a payroll service company, much like ADP or Paychex, except that we focus on very small businesses and offer the basic services free of charge (optional premium services are between $12.50
and $25 per month). The services are primarily supported by advertising that is displayed on the payroll software. Our small business owner clients provide a very valuable target market for advertisers who offer products and services intended for business use.

We have found that for most very small businesses payroll services are generally unaffordable, and they tend to process it in-house to save money. Unfortunately, this often leads to huge payroll tax penalties ($4.2+ billion assessed by the IRS in 2015). We wanted to be able to offer those 30+ million small businesses a payroll option that is affordable, reliable, and service focused, which will allow us to eventually become the #1 small business payroll service provider in the United States.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

PAYROLL4FREE.COM, LLC was incorporated in the State of Ohio in May 2012.

Since then, we have:

- Developed fully functioning payroll software compliant with regulatory requirements in all 50 states
- Increased client growth to 50+ new clients per month with zero marketing expense
- Grown to 1,300+ clients in all 50 states
- 500+ clients paying for at least one premium service
- Rated by clients 4.8/5 in service and support

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $95,018 compared to the year ended December 31, 2016, when the Company had revenues of $71,803. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $115,945, including $114,854 in cash. As of December 31, 2016, the Company had $144,818 in total assets, including $144,161 in cash.
- *Net Loss.* The Company has had net losses of $16,949 and net losses of $172,577 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $1,855,137 for the fiscal year ended December 31, 2017 and $1,767,059 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

At conclusion of this Offering, our projected runway was 4 months before we need to raise further capital.

We are using proceeds as set forth in that Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing, as we do not have additional sources of capital other than the proceeds from the offering. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Our cash in hand is $150,811, as of March 2017. Over the last three months, revenues have averaged $9445/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $14,048/month, for an average burn rate of $4603 per month. If we are successful in our next fundraise our intent is to be profitable in 30-36 months.

Galaxy Hosted Software LLC will continue to fund the operation if we run out of money.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.payroll4free.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Marta Mendizabal
- Michael J. Rosenberg

Appendix E: Supporting Documents



PAYROLL4FREE.COM

America's Small Business Payroll Service

$113,471 raised from **194** investors
Successfully Funded on Jan 1 2018

> *Payroll4Free.com is a payroll service company, much like ADP or Paychex, except that we focus on very small businesses and offer the basic services free of charge (optional premium services are between $10 and $20 per month). The services are primarily supported by advertising that is displayed on the payroll software. Our small business owner clients provide a very valuable target market for advertisers who offer products and services intended for business use.*



Michael Roseneberg
PRESIDENT & CEO, PAYROLL4FREE.COM

OUR AMBITION

We have found that for most small businesses payroll services are generally unaffordable, and they tend to process it in-house to save money. Unfortunately, this often leads to huge payroll tax penalties ($4.2+ billion assessed by the IRS in 2015). We wanted to be able to offer those 30+ million small businesses a payroll option that is affordable, reliable, and service focused, which will allow us to eventually become the #1 small business payroll service provider in the United States.

KEY FACTS

- US small business market is 30+ million
- Only about 1 million use a payroll service
- Developed fully functioning payroll software compliant with regulatory requirements in all 50 states
- 1,000+ clients in all 50 states
- 500+ clients paying for at least one premium service
- Rated by clients 4.8/5 in service and support
- Heter Iske for revenue sharing

DOCUMENTS

Video Transcript

payroll4free.com *from Beachwood OH*

B2B TECH SOFTWARE COMPLIANCE FIN TECH FINANCE ADVERTISING MARKETING SAAS SERVICES

Why I Like Payroll4Free.com

I was skeptical about leaving the payroll service I had been with for nearly 20 years for a "free" option. Was I wrong! Previously I had to perform all kinds of calculations on the side in order to allocate wages to different locations but now all I have to do is enter the hours and Payroll4Free.com does the rest. I am extremely pleased with the excellent customer service I receive. I would highly recommend Payroll4Free.com to any small business out there.

Patrice Delligatti
PRACTICE MANAGER AT ALLERGY DIAGNOSTIC SYSTEMS INC. (BEACHWOOD, OH)

THE BUZZ ABOUT PAYROLL4FREE.COM

You would think that the best feature of Payroll4free.com is that it's free, but you would be wrong. The program is so user friendly they can compete with the most expensive payroll services out there. The people at Payroll4free.com are professionals who know what they're doing and are always there to help. The reports that I can pull from the system are some of the best I've seen so far from a payroll service company. I would, without any hesitation, recommend Payroll4free.com to anyone.

Benjamin I. Schwarcz, CPA, CFE
Partner at Spitz & Greenstein CPA's (New York, NY)

I have used Payroll4Free.com since the first pay period in January of 2013. I am 200% satisfied, and must say that I have never used a better payroll service. My initial reaction after receiving their promotional card in the mail was 'This must be a hoax, because there is no free lunch.' I am very, very happy I called them. I've recommended Payroll4Free.com to all my small business clients.

Ed DeGraffinried
Owner at Accurate Tax Services LLC (Bedford, OH)

Have been using Payroll4free.com for almost three years now; very easy to use. When you need help, easy to contact. They do everything – tax forms, calculations, etc. Don't know why anyone would pay for a payroll service when this one is free!

Tom Meyer
Owner at Meyer Glass Co LLC (San Antonio, TX)



More 'Disruptors' Head for Insurance

Independent insurance agents have dealt with a variety of competition from the exclusive agent companies, direct writers, affinity programs and more. When major payroll companies like ADP and Paychex started cross-selling insurance and benefit

September 23, 2015 @ iamagazine.com

About 25 million small businesses in the US have less than 5 employees

Less than 1 million of them actually use a payroll service!


24 mil
< 1 mil
Do not use a payroll service
Use a payroll service

Small businesses that use a payroll service pay very high fees

Monthly cost comparison for the most basic payroll service available from each company for a semi-monthly payroll processing for 4 employees

ADP	$129.20
GUSTO	$63.00
Sage Payroll Services Powered by PayChoice	$49.95
Intuit QuickBooks Payroll	$39.20
PATRIOT SOFTWARE	$37.00

Those who can't afford a payroll service end up paying even more

Small businesses preparing their own payroll have to deal with complicated laws and regulations. Not only is it time consuming, but it also often leads to mistakes. In 2016 the IRS assessed small companies $4.2 billion in payroll related tax penalties.


$4.2 Billion
Payroll Tax
Penalties

Payroll4Free.com is the right payroll solution for every small business


PAYROLL4FREE.COM
Offering
• Full Suite Of Payroll Services
• Payroll Tax Filings And Payments
• Compliance And Regulations
• High Quality Of Service
Cost
• Only Truly FREE Basic Payroll
• Very Low Cost Full Service Payroll
No More
• Worrying
• Tax Penalties
• Wasting Time

Over 1,000 customers in all 50 states and growing!


Customers:
1,000+

Brilliant Advertising Opportunity

Small business owners present a valuable target market for advertisers, yet can be hard to find. Over 80% of small businesses can not be found in traditional small business listings.

Since every business must process payroll, and in a very small business (the average Payroll4Free.com client has 4 employees) the owner him or herself takes care of that, our advertisers have a captive audience of entrepreneurs.

Advertisers listing with Payroll4Free.com are guaranteed that their ads will be regularly seen. There is no ad blocking possible, nor pixel-display fraud to worry about.

90
total average monthly minutes spent logged on by each client

180
total display ad inventory (90 leaderboard, 90 skyscraper)

10
seconds that each ad is displayed (at least once every 15 minutes)

12
projected average monthly impressions per client

$50
average CPM, which translates to $0.60 per client per month

Some Current Advertising Partners Include:

Grasshopper

CREDIBLY

Checkr

payline

RingCentral

HELP US MAKE HISTORY

We focus on providing free payroll services to very small companies. Though some of our clients are much larger, our average customer has 4 employees. The smallest employers are charged the highest fees per employee by virtually all other payroll services. We are providing much needed services for free (or, with available options, at a very, very low cost in comparison).

And there are more than 25 million small businesses in the United States with fewer than 5 employees!

Our concept for revenue is unique - advertising to the business owner. Not on an ordinary website, but on a real business application clients are committed to using on a regular basis as a necessary part of running their businesses.

Our clients represent a great target market for many advertisers, and with our price structure, our quality of delivery, and the size of the small business market, we like to think that investing in Payroll4Free.com makes sense. We have the necessary knowledge and expertise to become the market leader, and we invite you to be a part of our vision.

We would love for you to join us in investing some of your resources to create a great benefit for small businesses throughout America, and to help us make advertising history.

Sincerely,

Mike Rosenberg
Founder and President

Founder



Michael Roseneberg

President & CEO

Prior to Payroll4Free.com Mike founded Galaxy Hosted Software LLC and Threshold Data Technology, Inc. He has many years of business leadership experience, with a focus on SAAS and payroll.

AND THE REST OF THE TEAM



Marta Mendizabal

VP & COO

Marta holds an MBA from NYIT and has spent over 11 years with Galaxy Hosted Software managing everything from software design to human resources and financial operations.



John Presti

Director of Client Services

John has over 30 years of payroll experience. As Operations Manager he directed the startup of Heartland Payroll and growth to 12,000 clients nationally over 12 years. He also spent 18 years with ADP.



Carol Emeruwa

Director of Payroll Tax Services

Prior to leading the Payroll4Free.com Tax Department Carol spent 14 years as a Payroll Tax Accountant for PCC Airfoils, a large, multi-state manufacturing company.

Raised $226,942 From 194+ Investors

Judy Mizrachi

Jeffrey Gorman

Ben Paul

Joseph Krzyzewski

Kent Collins

AHMED ALHUSSAIN

MORE INVESTORS

Interview

− COLLAPSE ALL

WF: What's new about what you're making? How is it different?

Payroll4Free.com offers the only truly free payroll service option to small business clients. This gives them an affordable and stress-free way to be compliant. It is primarily supported by advertising relevant to the small business owners that use the service, so it also offers the small businesses deals on products and services that are important to them.

WF: How big is the market?

There are more 30 million small businesses in the US with fewer than 20 employees, and 25 million of those have fewer than 5 employees. Less than 1 million of them currently use a payroll service, mainly due to the costs involved.

WF: How will you make money?

Our primary source of revenue will be advertising fees. In larger companies a business office manager, controller, or human resource department handles payroll. In a small business payroll is typically taken care of by the owner. This makes Payroll4Free.com a perfect platform for advertisers whose target market includes small business owners. In addition to a great target market, Payroll4Free.com offers advertisers (1) a captive audience (owners who choose Payroll4Free.com as their payroll service will be logged in regularly); (2) a guaranteed minimum number of impressions, with impression times far greater than other digital sites; and (3) freedom from concerns about fraud, robotic clicks, and ad blocking software interference.

WF: What's your biggest risk? What keeps you up at night?

Our revenue projections are based on (1) growing the client base; (2) attracting advertisers; and (3) earning enough revenue from each advertiser. We know we can attract new clients, but there is the risk that the time required to grow to significant levels will be greater than projected. We also know that our small business owner clients represent a valuable target market which attracts advertisers, but risk not being able to attract them as quickly, or not generating as much revenue, as we have projected.

WF: Who are your competitors? How are you different?

Competitors include ADP, Paychex, Gusto, Patriot Software, Paycom, Paycor, Intuit, and many small regional and local companies. All of those competitors charge fees which include a base monthly or per processing fee plus monthly fees for each check, or employee. The smaller businesses are charged in total much more per employee than larger companies. Payroll4Free.com is either free, or even with optional premium services, very inexpensive for a small business and offers a level of attention, service and support that is superior to competitors.

WF: How do you acquire customers?

We have worked on SEO and experimented with various methods of advertising to determine the best practices when it comes to client acquisition. We found that a good mix of Adwords and radio spots will be most helpful as we look to scale. Word of mouth has also been a key factor in our growth to date. Additional strategies that we plan to implement include social media campaigns, as well as referral programs for independent insurance agencies, accountants and clients.

WF: What's your cash flow?

Cash on hand as of May 1st, 2017 is $20,000. The current monthly burn rate is $15,000. Short term expenses include new staff and marketing costs. Mid-term expenses include funds for technology enhancement.

Ask a Question

Type your question here...

ASK QUESTION

Robert Croley Aug 4

What kinds of additional services or related business lines are being examined?



Michael Roseneberg President & CEO FOUNDER Aug 4

We will soon be releasing our free cloud-based Accounting Software for small business, BizBooks4Free.com. The software is completed and currently in testing, fully integrates with the Payroll4Free.com service, and we have already registered the Federal Trademark. This will increase the time clients will be on-line, which will increase the value to our Advertisers. We are also adding new optional services which will generate additional revenue, some of which will be in partnership with others. In the next few weeks we will be releasing a new service, Employee Background Checking, integrated into the Payroll4Free.com service, in partnership with Checkr (which previously raised funds on Wefunder!).

LIKE

Aayush Gupta May 15

What are the other ways that you make money except advertisements and premium service charges?



Michael Roseneberg President & CEO FOUNDER Jun 20

In the future, we expect to add additional revenue streams, one of which is insurance (particularly payroll-related insurance such as Workers Compensation). We hope to do this in partnership with many of the thousands of independent insurance agencies throughout the US.

LIKE

MORE QUESTIONS



PAYROLL4FREE.COM

2017 Report

Dear investors,

Thank you so much to all of you who contributed to making our first fundraise a great success!

We are using those funds to greatly automate our client on-boarding process. Not only will this technology save a great deal of what is now very manual labor, but we expect, without adding marketing costs, it will greatly increase our rate of new client acquisition. I am hoping that by the end of April this technology is in place, and we will begin to see the benefits by end of May.

Without spending a dime on marketing, we are adding 50+ new clients each month. But we actually get over 500 signups per month! While I know we aren't ever going to get a 100% signup-to-client conversion-rate, I do believe that automating our on-boarding could double or even triple our rate of client acquisition, and lower our acquisition costs.

If we are successful in both reducing labor costs and increasing new client acquisition, then we will be able to consider a new fundraise - this time for equity (stock) in Payroll4Free.com. If and when we do sell stock, there will be some special advantages offered to those who were so helpful in our first campaign.

We have also just begun to market a cooperative relationship with banks, which would benefit our clients by removing our security deposit requirements and our fees for the direct deposit service, benefit the banks by our referrals of clients to those cooperating banks, and benefit Payroll4Free.com by the advertising revenue we would receive from those banks.

In addition, we have started to beta test our accounting package for small businesses, and we have a Federal Trademark on the name BizBooks4Free.com. When released, this will not only be a big plus for the small businesses we serve, but it will also increase the number of ad impressions to the clients (due to the increased time they will spend logged in), making us that much more valuable to our advertisers.

We need your help!

Many investors are our own clients, and their enthusiasm for our service and their helpful advice are always appreciated. We will soon need to raise additional funds, but in order to justify it to future investors, we first need to be able to demonstrate that our use of original funding to develop an automated on-boarding process does in fact significantly increase our rate of client acquisition (accelerating getting to monetization), while greatly reducing labor costs. We hope that all of our previous investors will participate, and we hope to design an equity fundraise this time that will appropriately reward original investors for their participation.

Sincerely,

Michael Roseneberg

President & CEO

Our Mission

We have found that for most small businesses payroll services are generally unaffordable, and they tend to process it in-house to save money. Unfortunately, this often leads to huge payroll tax penalties ($4.2+ billion assessed by the IRS in 2015). We wanted to be able to offer those 30+ million small businesses a payroll option that is affordable, reliable, and service focused, which will allow us to eventually become the #1 small business payroll service provider in the United States.

See our full profile

How did we do this year?

Report Card

A-

The Good

We increased our rate of client acquisition, without any marketing expense

We had a successful fundraise, more than double our minimum goal

We created a plan for future revenue based on service partners whose services relate directly to our payroll service

The Bad

We did not yet complete the automation of client on-boarding process

We underestimated the amount of capital we require

We did not complete development of software to better automate payroll tax payments

2017 At a Glance

January 1 to December 31


$$$$

$95,990 +34%
Revenue



-$16,949
Net Loss


IOU!

$115,211 [20%]
Short Term Debt



$113,471
Raised in 2017



$150,811
Cash on Hand
As of 03/31/18



1
Months of Runway
As of 03/31/18

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Payroll4Free.com is a payroll service company, much like ADP or Paychex, except that we focus on very small businesses and offer the basic services free of charge (optional premium services are between $12.50
and $25 per month). The services are primarily supported by advertising that is displayed on the payroll software. Our small business owner clients provide a very valuable target market for advertisers who offer products and services intended for business use.

We have found that for most very small businesses payroll services are generally unaffordable, and they tend to process it in-house to save money. Unfortunately, this often leads to huge payroll tax penalties ($4.2+ billion assessed by the IRS in 2015). We wanted to be able to offer those 30+ million small businesses a payroll option that is affordable, reliable, and service focused, which will allow us to eventually become the #1 small business payroll service provider in the United States.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

PAYROLL4FREE.COM, LLC was incorporated in the State of Ohio in May 2012.

Since then, we have:

- Developed fully functioning payroll software compliant with regulatory requirements in all 50 states
- Increased client growth to 50+ new clients per month with zero marketing expense
- Grown to 1,300+ clients in all 50 states
- 500+ clients paying for at least one premium service
- Rated by clients 4.8/5 in service and support

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $95,018 compared to the year ended December 31, 2016, when the Company had revenues of $71,803. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $115,945, including $114,854 in cash. As of December 31, 2016, the Company had $144,818 in total assets, including $144,161 in cash.
- *Net Loss.* The Company has had net losses of $16,949 and net losses of $172,577 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $1,855,137 for the fiscal year ended December 31, 2017 and $1,767,059 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

At conclusion of this Offering, our projected runway was 4 months before we need to raise further capital.

We are using proceeds as set forth in that Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing, as we do not have additional sources of capital other than the proceeds from the offering. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Our cash in hand is $150,811, as of March 2017. Over the last three months, revenues have averaged $9445/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $14,048/month, for an average burn rate of $4603 per month. If we are successful in our next fundraise our intent is to be profitable in 30-36 months.

Galaxy Hosted Software LLC will continue to fund the operation if we run out of money.

Net Margin: -18%

Gross Margin: 100%

Return on Assets: -15%

Earnings per Share: -$169.49

Revenue per Employee: $15,998

Cash to Assets: 99%

Revenue to Receivables: 8,798%

Debt Ratio: 1,600%

Payroll4Free_Financial_Stateme... | Payroll4Free_2016_US_Tax_Ret... | Payroll4Free.com_LLC_Financial...

We ❤ Our 189 Investors

Thank You For Believing In Us

Judy Mizrachi
Jeffrey Gorman
Ben Paul
Joseph Krzyzewski
Kent Collins
AHMED ALHUSSAIN
Robert Croley
Chaim Hilel
Nicholas Angelis
Jagadeesh Tangudu
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Mark Albonizio
Mohammed ISA
Ari Hollander
Don Gingold
Scott Popkes
Solomon Luss
Meyer Glass Co.
Brian Church

Mithilesh Mehta
Kirk Mueller
Peter Cooke
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Ali Siddiqui
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Patrick Desmond
Judy Kim
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Dennis Zank
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Darrin Cohen
Robert Joseph
Jim Dequine
Andrew Czarniewski
Brandon Edwards
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Thank You!

From the Payroll4Free.com Team



Michael Roseneberg
President & CEO



Marta Mendizabal
VP & COO

Marta holds an MBA from NYIT and has spent over 11 years with Galaxy Hosted Software managing everything from software design to human resources and financial operations.



John Presti
Director of Client Services

John has over 30 years of payroll experience. As Operations Manager he directed the startup of Heartland Payroll and growth to 12,000 clients nationally over 12 years. He also spent 18 years with ADP.



Carol Emeruwa
Director of Payroll Tax Services

Prior to leading the Payroll4Free.com Tax Department Carol spent 14 years as a Payroll Tax Accountant for PCC Airfoils, a large, multi-state manufacturing company.

Details

The Board of Directors

None.

Officers

OFFICER	TITLE	JOINED
Michael J. Rosenberg	President	2012
Marta Mendizabal	Vice President, Chief Operating Officer	2012

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Carol Rosenberg	99 units	99.0%

Past Equity Fundraises

None.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Wefunder Investors	12/30/2017	$113,471		%		Yes

Related Party Transactions

There is a non interest bearing note payable to Galaxy Hosted Software, LLC, a party related by common majority ownership. This payable is $1,739,925 for the year ended December 31, 2017. We plan to pay off the loan through income earned by the Company. Based on common ownership, Galaxy Hosted Software has provided a perpetual license to Payroll4Free.com for use of the technology developed by Galaxy at no charge. Also, Payroll4Free.com subleases office space from Galaxy without a formal agreement, and pays rent to Galaxy based on a proportion of space it occupies ($377.88 monthly). Galaxy will continue to sublease sufficient space through the end of its current lease, which ends March 31, 2021.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Units	100	100	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Our ability to become profitable is dependent on generating advertising revenue sufficient to exceed costs of operation, and growing our client base to such numbers as to be attractive to advertisers and justify the level of fees required from the advertisers.

Payroll4Free.com has a non-interest-bearing note payable to Galaxy Hosted Software LLC, a party related by common majority ownership. This loan balance was $1,739,925 as of December 31, 2017. Galaxy continues to loan money to Payroll4Free.com to support its operations. Though Repayment is not required until Payroll4Free.com becomes profitable, there is credit risk associate with it.

Payroll4Free.com relies on technologies provided by Galaxy Hosted Software LLC. There is risk on securing technologies if there are material changes in Galaxy Hosted Software LLC.

Advertisers may not achieve sufficient results to continue advertising long-term. Clearly, if advertisers don't experience sufficient business overall from Payroll4Free.com clients, they will not continue to pay for advertising, and Payroll4Free.com may not be able to sufficiently replace lost advertisers.

The advertising revenue per client may be lower than anticipated. Payroll4Free.com will receive fixed monthly amounts from some advertisers, and will participate in affiliate programs, in which fees are based on a percentage of sales of advertisers' products and services to clients. While Payroll4Free.com believes its fixed rates are competitive, and that the average of fees from affiliate programs will equal fixed fees, the concept of advertising on a business application is new and untested.

The costs to acquire advertisers may be higher than anticipated. Payroll4Free.com anticipates certain costs of sales staff and marketing to sell to advertisers to use the Payroll4Free.com business application for advertising. If those costs of acquiring new advertisers is greater than anticipated, it will greatly affect profitability.

The rate and acceleration of client acquisition may be slower than anticipated. Payroll4Free.com receives some revenue from from its client base, and slower client growth than anticipated will mean slower revenue growth. Payroll4Free.com's business model relies largely on advertising for revenue. The larger the client base, the more attractive Payroll4Free.com is to advertisers. Slower client growth rate will significantly impact advertising revenue.

The company may require an additional fundraising round, depending on how much over the minimum goal is raised in this offering. If those additional funds are not raised, the company may not be able to continue operations.

The company is not yet profitable, and investors could lose part or all of their investments. Even if the company achieves profitability, revenue may not grow fast enough for Revenue Sharing to be paid out so timely as to provide a desirable return on investment.

The rate of acquiring new advertisers may be slower than anticipated. Payroll4Free.com's revenue model is largely dependent on advertising revenue. Even if the client base grows rapidly, the concept of selling advertising to appear within a business application is new and untested.

The cost of acquiring new clients may be higher than anticipated. Payroll4Free.com acquires new clients by web search; Google Adwords; radio advertising; trade publication advertising; referrals from clients, accountants, insurance agencies, and other third parties; and other promotional methods. Each acquisition method has different associated anticipated costs. If client acquisition costs are higher than anticipated, it will significantly affect profitability.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. Issuer Repurchase of Securities/Prepayment of Revenue Loan. The Company has the right to repay principal and interest on the revenue loan at any time prior to the maturity date. If the Company repays principal and interest on the loan early, Investor will receive fewer interest payments than expected at purchase. A sale of the issuer or of assets of the issuer. As a loan creditor with no voting rights, the Investor will have no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the management of the Company to manage the Company so as to maximize value for unitholders and ensure full payment of creditor. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the management of the Company. If the management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the amount received will be sufficient to repay Investor and other creditors. Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and management of the Company will be guided by their good faith judgment as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the revenue loan will likely hold a minority position in the Company and will have no voting rights in the Company, and thus will be limited as to its ability to control or influence the governance and operations of the Company. The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its management, and the Investor will have no independent right to name or remove an officer or member of the management of the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the principal unitholder(s) may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of the principal unitholder(s), and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the principal unitholder(s) may change the terms of the operating agreement for the Company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The principal unitholder(s) also may force the Company to prepay the revenue loan before their maturity date. The principal unitholder(s) may make changes that affect the tax treatment of the Company in ways that are unfavorable to the Investor but favorable to them. The principal unitholder(s) may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. The principal unitholder(s) may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The principal unitholder(s) have the right to redeem their securities at any time. The principal unitholder(s) could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. The exit of the principal unitholder(s) may affect the value of the Company and/or its viability. Based on the factors described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;

- to an accredited investor;

- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The value of the revenue loan will be determined by the Company's senior management in accordance with U.S. generally accepted accounting principles. For example, the loan may be valued based on principal plus anticipated interest payments over the course of the term of the loan.

Company

PAYROLL4FREE.COM, LLC

- Ohio Limited Liability Company
- Organized May 2012
- 6 employees

23297 Commerce Park
Beachwood OH 44122

http://www.payroll4free.com

Business Description

Refer to the Payroll4Free.com profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Payroll4Free.com is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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3rd

Marta Mendizabal

VP/COO at Payroll4Free.com LLC

Payroll4free.com • New York Institute of Technology

Cleveland/Akron, Ohio Area • 191

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Visionary leader with an intellectual curiosity and a passion for achieving results and over 10 years of experience in development and implementation of strategic business solutions and establishing operational optimiz… See more

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Experience

Chief Operating Officer/Vice President

Payroll4free.com
Jul 2012 – Present • 4 yrs 11 mos
Cleveland/Akron, Ohio Area

Turned entrepreneurial vision into reality by building an innovative business focused on providing small companies with a free advertising-supported payroll option. Defined strategy across all core business functions including product development, quality, sales and marketing, customer service, along with investor relations.

•Headed the launch of the new payroll service and ongoing growth of the client base, implementing the launch strategy and guiding all sales efforts.
•Spearheaded the design, development and implementation of a new internal client management system that simplified client onboarding, facilitated inter-departmental communication, automated client tax filing and direct deposits, and greatly increased productivity.
•Effectively recruits, manages, and collaborates with functionally diverse teams to ensure effective communication, successful product implementations, and the meeting of performance objectives.
•Responsible for managing of all advertising partnerships, including all agreement negotiations and guidance of technical implementations.
•Integral part of initiatives to raise venture capital.
•Created multi-year business plans and budgets and provided comprehensive analysis of operational growth and revenue projections.

Chief Operating Officer/Vice President

Galaxy Hosted Software LLC
Aug 2010 – Present • 6 yrs 10 mos
Cleveland/Akron, Ohio Area

Manages day-to-day operations of a financial software company focused primarily on long-term care organizations. In charge of developing corporate strategies, short and long term financial goals, and building and strategic direction of multiple departments.

•Coordinated the sunset of a segment of the product line and the partnership with a competitor, and successfully managed to transition over 90% of the affected clients, resulting in exceeded profitability objectives.
•Engineered and utilized new sales and onboarding processes that allowed for two successful phases of client growth, resulting from the discontinuing of competitive payroll products.
•Modernized business functions, protocols and policies in order to maximize performance and achieve increased efficiency.
•Responsible for all aspects of the product portfolio through the full product life cycle, as well as performing research and assuring product compliance with all ongoing regulatory changes.
•Actively assists sales and tech support teams as a subject matter expert.

Controller

Galaxy Hosted Software LLC
Sep 2007 – Jul 2010 • 2 yrs 11 mos
Cleveland/Akron, Ohio Area

In charge of all financial aspects of the business, including budgeting and revenue projections. Tasked with managing multiple complex and often simultaneous projects, including the design of a new financial software package that provided the company the competitive advantage it needed to quickly expand its client base.

•Served as project manager leading the design, development and implementation of a new general ledger, accounts payable and payroll software products.
•Performed all specifications write-up and testing, and effectively managed the development team to ensure that the new products were completed on time and on budget.
•Analyzed competitive options and established the new product pricing structure to align with customer needs as well as company financial objectives.
•Managed the transition of client base from an older Windows-based product that was being phased out to the newly developed hosted version.
•Oversaw the launch of a new innovative marketing strategy that resulted in a 25% client growth.
•Created more effective sales and training procedures by moving the majority of client and prospect interactions from face-to-face to online meetings.

Business Office Manager

Galaxy Hosted Software LLC
Feb 2006 – Aug 2007 • 1 yr 7 mos
Cleveland/Akron, Ohio Area

Took over the management of the business office while the company was in financial trouble.

•Implemented new accounting procedures that greatly reduced the time, resources, and costs involved in running company financial operations.
•Put a new budget in place which allowed to bring current all outstanding obligations within one year.
•Discovered and corrected two years' worth of discrepancies in company accounting transactions.
•In charge of all day-to-day financial processes, as well as all monthly, quarterly and annual reporting and statement preparation.

Marketing

Galaxy Hosted Software LLC
Sep 2005 – Jan 2006 • 5 mos
Cleveland/Akron, Ohio Area

Responsible for the execution of an innovative new marketing strategy that resulted in significantly increased leads.

Education

New York Institute of Technology

MBA, Accounting
2006 – 2007

St. John's University

BS, Biology
2000 – 2005
Activities and Societies: Phi Sigma Sigma

Minor-Art
Graduated with honors

Contact and Personal Info

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Messaging



3rd

Michael Rosenberg

President at Payroll4Free.com LLC

Payroll4Free.com LLC • The Ohio State University

Cleveland/Akron, Ohio Area • 66

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Experience

President
Payroll4Free.com LLC
Jan 2013 – Present • 4 yrs 5 mos
Beachwood, Ohio

Helped build payroll service focusing on small business from start-up to almost 1,000 clients in all 50 states.

President
Galaxy Hosted Software
Apr 2004 – Present • 13 yrs 2 mos
Beachwood, Ohio

Provide cloud software to the Long-Term Health Care Industry. Now focusing on horizontal GL, AP and Payroll, with interface to vertical suppliers such as Point-Click-Care.

Education

The Ohio State University
Bachelor of Arts (B.A.), History and Economics
1967 – 1970

Contact and Personal Info
Michael's Profile
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